UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2007
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On March 2, 2007, Advanced Energy Industries, Inc. (the “Company”) filed a Form 8-K announcing that the Company’s Board of Directors had approved a plan for the closure of its manufacturing, distribution, and research and development facility located in Stolberg, Germany. At the time of the filing, the Company was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K.
Pursuant to Item 2.05 of Form 8-K, the Company is now filing an amended Form 8-K to announce its determination of such estimates. In connection with the reductions, the Company estimates that it will incur total pre-tax restructuring and related asset impairment charges of approximately $3.6 million as follows:
•	Asset impairment charges of approximately $900,000 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets to write-down the facilities’ real and personal property to estimated fair market value.
•	Severance and benefit costs of approximately $2.1 million in accordance with SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities.
•	Other costs incurred to close and consolidate facilities as well as transfer production to other facilities of approximately $600,000.
All of the charges, except for the approximately $900,000 asset impairment charge, will result in future cash expenditures relating to severance, benefits and other plant exit and consolidation costs in 2007.
Item 2.06 Material Impairments
In connection with committing to the restructuring plan described in Item 2.05 above, management concluded that it was required to record the asset impairment charges described under Item 2.05. The information set forth above in Item 2.05 is hereby incorporated by reference into this Item 2.06.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: March 30, 2007	/s/ Lawrence D. Firestone
Lawrence D. Firestone
Executive Vice President & Chief Financial Officer